UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2004

CELLCO PARTNERSHIP

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-92214	22-3372889

(Commission File Number)	(IRS Employer Identification No.)

180 Washington Valley Road Bedminster, NJ	07921

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 306-7000

Not applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Adoption of the Verizon Wireless Executive Deferral Plan and Amendment to Freeze the Verizon Wireless Executive Savings Plan

On November 30, 2004, the Human Resources Committee of the Board of Representatives (“Human Resources Committee”) of Cellco Partnership d/b/a/ Verizon Wireless (the “Company”) adopted the Verizon Wireless Executive Deferral Plan (the “Executive Deferral Plan”) in order to comply with Section 885 of the American Jobs Creation Act of 2004 (the “Act”) and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Employees of the Company who are at the director level or above, including the named executive officers Lowell C. McAdam and Richard J. Lynch, will be eligible to participate in the Executive Deferral Plan as of January 1, 2005.

The Executive Deferral Plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan that permits participants to defer the receipt of certain compensation not otherwise eligible for deferral. For eligible employees, the Executive Deferral Plan also provides company-matching credits on certain deferrals. The principal terms and conditions of the Executive Deferral Plan are outlined in Exhibit 99.1 to this Form 8-K.

As previously disclosed in the Company’s Annual Report on Form 10-K, the Verizon Wireless Executive Savings Plan (the “Executive Savings Plan”) has been a nonqualified, unfunded, supplemental retirement and deferred compensation plan provided to eligible participants, including Messrs. McAdam and Lynch. The Executive Savings Plan has permitted participants to defer the receipt of certain compensation that is not otherwise eligible for deferral under the Verizon Wireless Savings and Retirement Plan and to receive matching credits on certain of such deferrals.

In order to comply with Section 885 of the Act and Section 409A of the Code, the Executive Savings Plan will be amended to freeze the accrual of benefits under the plan as of the close of business on December 31, 2004. Participants in the Executive Savings Plan will not accrue any additional benefits other than market-based investment earnings or losses on their individual accounts. Participants will retain the ability to invest their frozen accounts in the investment options available under the Executive Savings Plan. However, they will not be able to defer any new compensation under the terms of the Executive Savings Plan (unless otherwise permitted by U.S. Treasury Department guidance or regulations). Benefits that are not vested as of December 31, 2004 will be transferred to the newly adopted Executive Deferral Plan, as of January 1, 2005.

Administration of the 2000 Verizon Wireless Long-Term Incentive Plan

The Human Resources Committee has been evaluating the total compensation of executive-level employees of the Company. As part of this ongoing evaluation, at the November 30, 2004 meeting, the Human Resources Committee determined that it is advisable to increase the multiplying factor used to calculate target grant values for long-term incentive awards granted under the 2000 Verizon Wireless Long-Term Incentive Plan (the “Long-Term Incentive Plan”) for such employees of the Company, including Messrs. McAdam and Lynch. The establishment of multiplying factors does not necessarily mean that awards will be granted under Long-Term Incentive Plan or that if such awards are granted, they will have a particular grant value.

Approval of New Executive Financial Planning Services

Also at the November 30, 2004 meeting, the Human Resources Committee approved executive financial planning services to be offered to executive-level employees of the Company, including to the named executive officers Messrs. McAdam and Lynch, effective as of January 1, 2005.

Amendment to the Verizon Income Deferral Plan

Certain executive-level employees of the Company are participants in the Verizon Income Deferral Plan (the “Income Deferral Plan”) of Verizon Communications Inc. (“Verizon Communications”). The Income Deferral Plan is a nonqualified, unfunded deferred compensation and supplemental savings plan that permits Verizon Communications participants and Dennis F. Strigl to defer the receipt of certain compensation not otherwise eligible for deferral. For eligible Verizon Communications employees and Mr. Strigl, the Income Deferral Plan also provides company-matching credits on certain deferrals that are comparable to the matching contributions under the Verizon Savings Plan. The Income Deferral Plan also provides for retirement credits to eligible Verizon

Communications participants, as well as certain executive-level employees of the Company, including Messrs. Strigl, McAdam and Lynch.

Verizon Communications has informed the Company that participants in the Income Deferral Plan, including Messrs. Strigl, McAdam and Lynch, will no longer receive retirement credits under the Income Deferral Plan. In addition, Mr. Strigl will not accrue any additional benefits other than market-based investment earnings or losses on his individual account. He will retain the ability to invest his frozen account in the investment options available under the Income Deferral Plan. However, he will not be able to defer any new compensation under the terms of that plan (unless otherwise permitted by U.S. Treasury Department guidance or regulations). He will no longer receive matching contribution credits under the Income Deferral Plan.

Exhibits

99.1 Highlights of the New Verizon Wireless Executive Deferral Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CELLCO PARTNERSHIP

Date:	December 6, 2004	By:	/s/ Steven E. Zipperstein

Steven E. Zipperstein
Vice President – Legal & External Affairs,
General Counsel and Secretary

Exhibit Index

99.1 Highlights of the New Verizon Wireless Executive Deferral Plan